EXHIBIT 10.1
                                                                    ------------


               CHANGE OF CONTROL TERMINATION PROTECTION AGREEMENT

                                    ([NAME])

AGREEMENT, effective _____ __, 2007, by and between Ulticom, Inc. and __________ (the "Executive").

      Executive is a skilled and dedicated employee who has important management responsibilities and talents which benefit the Company. The Company believes that its best interests will be served if Executive is encouraged to remain with the Company or its Subsidiaries. The Company has determined that Executive's ability to perform Executive's responsibilities and utilize Executive's talents for the benefit of the Company, and the Company's ability to retain Executive as an employee, will be significantly enhanced if Executive is provided with fair and reasonable protection from the risks of a change in control of the Company. Accordingly, the Company and Executive agree as follows:

            1.    Defined Terms.

      Unless otherwise indicated, capitalized terms used in this Agreement which are defined in Schedule A shall have the meanings set forth in Schedule A.

            2.    Effective Date; Term.

      This Agreement shall be effective as of [________, 2007] (the "Effective Date") and shall remain in effect until [_______, 2008] (the "Term"); provided, however, that commencing with 1st anniversary date and on each anniversary thereof (each an "Extension Date"), the Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto at least 60 days' prior written notice before the applicable Extension Date that the Term shall not be so extended. Notwithstanding the foregoing, this Agreement shall, if in effect on the date of a Change of Control, remain in effect for one year following the Change of Control.

            3.    Change of Control Benefits.

      If Executive's employment with the Company and its Subsidiaries is terminated at any time upon or within the twelve (12) months immediately following a Change of Control by the Company and its Subsidiaries without Cause or by Executive for Good Reason (the effective date of either such termination hereafter referred to as the "Termination Date"), Executive shall be entitled to, and the Company shall be required to provide, subject to Executive's execution of an effective general release (i.e., not revoked) in favor of the Company in the form attached hereto as Exhibit A (the "Release"), the payments and benefits provided hereafter in this Section 3 and as set forth in this Agreement. If Executive's employment by the Company and any of its Subsidiaries is terminated within sixty (60) days prior to a Change of Control by the Company and any of its Subsidiaries without Cause in connection with or in anticipation of such Change of Control at the request of, or upon the initiative of, the buyer in the Change of Control transaction (an "Anticipatory Termination"), Executive shall be entitled to, and the Company shall be required to provide, subject to Executive's execution of the Release, the benefits provided hereafter in Section 3 and as otherwise set forth in this Agreement (but only if an


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anticipated Change of Control actually occurs during the Term) and Executive's
Termination Date shall be deemed to have occurred immediately following the Change of Control. If Executive is terminated for any other reason (e.g., for Cause, due to death or Total Disability, or resignation without Good Reason), the Company shall have no obligation to make any payments under this Agreement.

      Notice of termination without Cause or for Good Reason shall be given in accordance with Section 10, and shall indicate the specific termination provision hereunder relied upon, the relevant facts and circumstances and the Termination Date.

            (a)   Severance Payments. Subject to execution of the Release,
      Section 5 (relating to parachute payments) and Section 8 (in the case that Executive is a "specified employee"), within the period commencing on the Termination Date and ending on the later of (i) 15 business days after the Termination Date or (ii) the day following the end the revocation period under the Release (the "Payment Period"), the Company shall pay Executive a cash lump sum equal to:

                  (1) One (1) times Executive's Base Salary in effect immediately prior to the event set forth in the notice of termination giving rise to the Termination Date; and

                  (2) Executive's Target Bonus multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed by the Company or any of its Subsidiaries in the Company's fiscal year in which Executive's termination occurs and the denominator of which shall equal 365.

            (b) Continuation of Active Employee Benefits. For one (1) year following the Termination Date (the "Welfare Continuation Period"), the Company shall provide Executive and Executive's spouse and dependents (each as defined under the applicable program) with medical and dental insurance coverages at the same benefit level as provided to active employees of the Company during the Welfare Continuation Period, for which the Company will reimburse Executive during the Welfare Continuation Period or, if shorter, the period of actual COBRA continuation coverage received by Executive during the Welfare Continuation Period, for the total amount of the monthly COBRA medical and dental insurance premiums paid by Executive for such continued benefits (thereby reducing such premium obligations to zero); provided, however, that if Executive becomes employed by a new employer that offers any medical and/or dental, continuing medical and/or dental coverage from the Company shall cease, regardless of the Welfare Continuation Period.

            (c) Payment of Earned But Unpaid Amounts. Within the Payment Period, the Company shall pay Executive any unpaid Base Salary through the Termination Date. In addition, Executive shall be entitled to prompt reimbursement of any unreimbursed expenses properly incurred by Executive in accordance with Company policies prior to the Termination Date. Executive shall also receive such other compensation (including any stock options or other equity-related payments) and benefits, if any, to which


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      Executive may be entitled from time to time pursuant to the terms and conditions of the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy (payments and benefits in this subsection (c), the "Accrued Benefits").

            (d) Equity Incentive Awards. Any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any outstanding equity incentive award then held by Executive shall be automatically accelerated or waived effective as of the Termination Date.

      In consideration of the provision of the foregoing benefits provided in this Section 3 and as otherwise set forth in this Agreement, Executive hereby agrees to be bound by the restrictive covenants in the Restrictive Covenant Agreement, dated as of August __, 2007, by and between the Company and Executive. No reimbursement due to Executive under this Section 3 shall be subject to exchange for another benefit, and any reimbursement made to Executive hereunder shall be paid no later than the last day of the year following the year in which the expense was incurred.

            4.    Mitigation.

      Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and, subject to Section 3(b), compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which the Company or any of its Subsidiaries (or any other person or entity) may have against Executive.

            5.    Limitation of Certain Payments.

            (a) In the event the Company determines, that part or all of the consideration, compensation or benefits to be paid to Executive under this Agreement constitute "parachute payments" under Section 280G(b)(2) of the Code, then, if the Company determines that the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to Executive under any other plan, arrangement or agreement which constitute "parachute payments" (collectively, the "Parachute Amount") exceeds 2.99 times Executive's "base amount", as defined in Section 280G(b)(3) of the Code (the "Executive Base Amount"), the amounts constituting "parachute payments" which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times Executive Base Amount (the "Reduced Amount"); provided that such amounts shall not be so reduced if Executive determines, based upon the advice of an independent nationally recognized public accounting firm (which may, but need not be the independent public accountants of the Company), that without such reduction Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the


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      Code), an amount which is greater than the amount, on a net after tax basis, that Executive would be entitled to retain upon his receipt of the Reduced Amount.

            (b)   If the determination made pursuant to clause (a) of this
      Section 5 results in a reduction of the payments that would otherwise be paid to Executive except for the application of clause (a) of this Section 5, Executive may then elect, in his sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Company in writing of his election within ten days of the determination of the reduction in payments. If no such election is made by Executive within such ten-day period, the Company may elect which and how much of any entitlement shall be eliminated or reduced and shall notify Executive promptly of such election. Within ten days following such determination and the elections hereunder, the Company shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement and shall promptly pay to or distribute to or for the benefit of Executive in the future such amounts as become due to Executive pursuant to this Agreement. If the provisions of this
      Section 5 would reasonably be expected to cause Executive to incur an excise tax under Section 409A of the Code, unless otherwise agreed by the Company and Executive, the parties will waive the application of this
      Section 5 to the extent necessary to avoid such excise tax.

            6.    Arbitration.

      All disputes and controversies arising under or in connection with this Agreement shall be settled by arbitration conducted before one arbitrator sitting in Burlington County, New Jersey, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect. The determination of the arbitrator shall be made within thirty days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. Each party shall pay its own costs and expenses in connection with any arbitration relating to the interpretation or enforcement of any provision of this Agreement.

            7.    Assignment.

      Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by operation or law or agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 7 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.



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            8.    Withholding and Deferral.

      Notwithstanding any other provision of this Agreement, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder. Notwithstanding any other provision of this Agreement or certain compensation and benefit plans of the Company or its Subsidiaries, the Company shall from time to time compile a list of "specified employees" as defined in, and pursuant to, Reg. Section 1.409A-1(i) of the Code or any successor regulation. Notwithstanding any other provision herein, if the Executive is a specified employee on the date of termination, no payment of compensation under this Agreement (other than a payment that the Company determines is not subject to, or is subject to an exception from, Section 409A of the Code) shall be made to the Executive before the date that is six months after the date of termination of employment, unless the Company determines that there is no reasonable basis for believing that making such payment would cause Executive to suffer any adverse tax consequences pursuant to Section 409A of the Code. If any payment to Executive is delayed pursuant to the immediately preceding sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in that sentence; provided that any such payment may be made upon Executive's death if the death occurs before the date that is six months after the date of termination of employment.

            9.    Applicable Law.

      This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts of laws principles thereof.

            10.   Notice.

      For the purpose of this Agreement, any notice and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received at the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith.

If to the Company:

      Ulticom, Inc.
      1020 Briggs Road
      Mount Laurel, NJ 08054
      Attention: Shari Ness, General Counsel

If to Executive:

      To the most recent address of Executive set forth in the personnel records of the Company.

            11.   Entire Agreement; Offset; Modification.

            (a) This Agreement constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes the provisions of all other prior agreements expressly concerning the effect



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      of a termination of employment in connection with or following a Change of
      Control on the relationship between the Company and its Affiliates and Executive.

            (b) This Agreement shall not interfere in any way with the right of the Company to reduce Executive's compensation or other benefits or terminate Executive's employment, with or without Cause. This Agreement may be changed only by a written agreement executed by the Company and Executive.

            12.   Counterparts.

      This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.



                                      * * *



            IN WITNESS WHEREOF, the parties have executed this Agreement on the _________ day of __________________, 2007.



                                     ULTICOM, INC.


                                     ____________________________
                                     By:
                                     Title:


                                     ____________________________
                                     EXECUTIVE










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                                   SCHEDULE A

                               CERTAIN DEFINITIONS

As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

      I. "Affiliate" means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

      II. "Base Salary" means Executive's annual rate of base salary in effect on the date in question.

      III.  "Board" means the board of directors of the Company.

      IV. "Bonus" means the amount payable to Executive under the Company's applicable annual incentive bonus plan with respect to a fiscal year of the Company.

      V. "Cause" shall mean with respect to events occurring either prior to or during the Term a finding by the Company of:

            (1) failure by Executive to carry out, in all material respects, the reasonable and lawful directions of the chief executive officer of the Company or the Board that are within Executive's direct or indirect control and consistent with Executive's status as a senior executive of the Company and his duties and responsibilities hereunder, except for a failure that is attributable to Executive's illness, injury or Total Disability; or

            (2) a material violation by Executive of any Company policy or procedure provided or available to Executive resulting in material and demonstrable harm to the Company including, without limitation, a material violation of the Company's Code of Business Conduct and Ethics; or

            (3) Executive's unlawful possession, use, sale or distribution of narcotics or other controlled substances; or

            (4) Any willful or negligent act or omission by Executive in the scope of his employment by the Company which in the reasonable judgment of the Board (A) could result in the assessment of a civil or criminal penalty against Executive or the Company or its affiliates, (B) could result in a violation of any material foreign or United States federal, State, or local law or regulation having the force of law, or (C) is injurious to the Company or any of its affiliates; or



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            (5)   Executive's conviction of, or plea of guilty or no contest to, any felony or any misdemeanor involving moral turpitude, or a material violation by Executive of federal or state securities laws as determined by a court or other governmental body of competent jurisdiction; or

            (6) any intentional or negligent misrepresentation by Executive of a material fact to, or intentional or negligent concealment by Executive of a material fact from, (A) the Board or (B) the chief executive officer, general counsel, chief financial officer or any other member of senior management of the Company, where the misrepresentation or concealment results in the reasonable judgment of the Board in material and demonstrable harm to the Company (including, for example, the Company's materially violating federal or state securities laws); or

            (7) fraud, embezzlement, theft or material dishonesty by Executive against the Company or any of its Affiliates;

            provided that no finding of Cause hereof shall be effective unless and until the Company has provided Executive with written notice thereof in accordance with Section 10 stating in the case of clause (i) above the facts and circumstances underlying the finding of Cause and, if the basis for such finding of Cause is capable of being cured by Executive, providing Executive with an opportunity to cure the same within twenty (20) calendar days after receipt of such notice; and provided, further, that for purposes of determining whether any such Cause is present, no act or failure to act by Executive shall be considered "willful" or "intentional" if done or omitted to be done by Executive in good faith as determined by the Board in its sole discretion and in the reasonable belief that such act or omission was not prohibited by law or the Company's policies or procedures, in the best interest of the Company and/or required by applicable law

      VI.   "Change of Control" means, and shall be deemed to have occurred:

            (1) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person"), other than Comverse Technology, Inc. ("Comverse") or an affiliate thereof, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then-outstanding securities; or

            (2) individuals who, on the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason over a period of one (1) year to constitute a majority of the number of directors then serving on the Board; provided, however, that any new director whose appointment or election by the Incumbent Board or nomination for election by the Company's stockholders was approved or recommended by Comverse or a vote of at least a majority of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was


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                  previously so approved or recommended, shall be considered as though such person were a member of the Incumbent Board; or

            (3) there is consummated a merger or consolidation of the Company or any Subsidiary with any other corporation (in one or a series of related transactions), other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or
                  (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, other than Comverse or an affiliate thereof, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) or more of the combined voting power of the Company's then-outstanding securities; or

            (4) there is consummated one or more sales, leases, exchanges, or other transfers (in one or a series of related transactions) of all or substantially all of the Company's assets, other than a sale, lease, exchange, or other transfer of all or substantially all of the Company's assets to Comverse or an affiliate thereof.

      VII. "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

      VIII. "Code" means the Internal Revenue Code of 1986, as amended.

      IX. "Company" means Ulticom, Inc. and, after a Change of Control, any successor or successors thereto.

      X. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      XI. "Good Reason" means any of the following actions on or after a Change of Control, without Executive's express prior written approval, other than due to Executive's Total Disability or death; provided that no finding of Good Reason shall be effective unless and until Executive has provided the Company, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice thereof in accordance with Section 10 stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within twenty (20) calendar days


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after receipt of such notice; provided, further, that the Company shall not receive an opportunity to cure any action taken in bad faith:

            (1) a material and adverse change in Executive's status, title, position or responsibilities; or

            (2) any material failure by the Company to comply with any of the provisions regarding the payment of compensation or benefits to Executive; or

            (3) a relocation of the Company's principal headquarters more than fifty (50) miles from Mount Laurel, New Jersey.

      XII. "Subsidiary" means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

      XIII. "Target Bonus" means Executive's target Bonus, based on budgeted performance levels, in effect immediately prior to the event set forth in the notice of termination giving rise to the Termination Date (it being understood that the Target Bonus for the Company's fiscal year ended January 31, 2008 is 50% of the Executive's base salary for such fiscal year).

      XIV. "Total Disability" means that, in the Company's reasonable judgment, either (1) Executive has been unable to perform Executive's duties because of a physical or mental impairment for 80% or more of the normal working days during 6 consecutive calendar months or 50% or more of the normal working days during 12 consecutive calendar months, or (2) Executive has become totally and permanently incapable of performing the usual duties of his employment with the Company on account of a physical or mental impairment.


















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                                    EXHIBIT A

                          WAIVER AND RELEASE OF CLAIMS


      This RELEASE ("Release") is dated as of ________________ between Ulticom Inc., a New Jersey corporation (the "Company"), and _________ (the "Executive").

      WHEREAS, the Company and the Executive previously entered into a Change of Control Termination Protection Agreement dated _______ __, 2007 (the "TPA"); and

      WHEREAS, the Executive's employment with the Company (has been) (will be) terminated effective __________________; and

      WHEREAS, pursuant to Section 3 of the TPA, the Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;

      NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the TPA, the Company and the Executive agree as follows:

      1. The Executive, on behalf of his heirs, estate and beneficiaries, hereby waives all claims against the Company, and any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from liability for any claims or damages the Executive may have against it or them as of the date this Release is executed, whether known or unknown, including, but not limited to, any alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the New Jersey Law Against Discrimination; the New Jersey Domestic Partnership Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey Smokers' Rights Law; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; the retaliation provisions of the New Jersey Workers' Compensation Law (and including any and all amendments to the above) and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract (including, but not limited to, the TPA) or implied contract or tort law or public policy or whistleblower claim, having any bearing whatsoever on the Executive's employment by and the termination of employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, bonus payment, attorneys' fees, costs and/or future wage loss. This paragraph does not release any claims that lawfully cannot be waived.



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      Nothing in this Release is intended to preclude the Executive from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or state fair employment practices agency. The Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.

      2. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

      3. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company.

      4. The Company and the Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company (i) to indemnify the Executive for his acts as an officer or director of Company in accordance with the bylaws of Company, (ii) to the Executive and his eligible, participating dependents or beneficiaries under any existing group welfare or retirement plan of the Company in which the Executive and/or such dependents are participants, or (iii) to satisfy all vested equity compensation obligations previously granted to the Executive.

      5. The Executive reaffirms his agreement to Section 3 of the TPA relating to restrictive covenants.

      6. The Executive acknowledges that he has been provided at least twenty-one (21)(1) days to review the Release and has been advised to review it with an attorney of his choice and at his own expense. In the event the Executive elects to sign this Release Agreement prior to this twenty-one (21) day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full twenty-one (21) days. The Executive further understands that he has seven (7) days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by _____________ within the seven
(7) day period. The Executive further acknowledges that he has carefully read this Release, knows and understands its contents and its binding legal effect. The Executive acknowledge that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.

      7. This Release shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey, without regard to principles of conflict of laws. If any clause of this Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Release.



--------
(1) Forty-five (45) days (throughout paragraph) if required by law.


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      IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.


                                   ULTICOM INC.


                                   By:  _________________________________
                                        Name:
                                        Title:



                                   _____________________________________
                                   Executive